EXHIBIT 10.30

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 21, 2003 (the “Execution Date”) by and between TULARIK INC., a Delaware corporation having its principal place of business at 1120 Veterans Boulevard, South San Francisco, CA 94080 (including, unless the context otherwise requires, its subsidiaries, the “Company”), and AMGEN INC., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, CA 91320-1799 (“Purchaser”). The Company and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, concurrently herewith, the Company and Purchaser have entered into an arrangement to collaborate in certain business and technology matters pursuant to that certain Collaboration and License Agreement dated as of even date herewith (the “Collaboration Agreement”);

WHEREAS, in connection with the transactions contemplated by the Collaboration Agreement, the Company and Purchaser each desire for Purchaser to purchase from the Company newly issued shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in the amounts and on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company has agreed to register certain shares of Common Stock held by Purchaser pursuant to a Registration Rights Agreement in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”, and together with this Agreement, the Collaboration Agreement and all ancillary documents thereto, the “Transaction Documents”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the following mutual promises and covenants, the Parties agree as follows:

1.     AUTHORIZATION AND SALE OF SHARES

1.1     Authorization.     The Company has authorized the issuance and sale of the shares of Common Stock to be issued and sold pursuant to Section 1.2 and Section 1.3 hereof pursuant to the terms and conditions hereof.

1.2     Initial Issuance and Sale.     Subject to the terms and conditions hereof, on the First Closing Date (as defined in Section 2.1(a)), the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company 3,500,000 shares of Common Stock (the “First Closing Shares”) at a price of $10.00 per share (the “First Closing Per Share Purchase Price”). In the event of any stock split, stock dividend, combination of shares, recapitalization or other change in the structure of the Company prior to the First Closing Date that affects or relates to the Common Stock, the number of First Closing Shares and the First Closing Per Share Purchase Price shall be adjusted proportionately.

1

1.3    Additional Issuances and Sales.

(a)     Subject to the terms and conditions hereof, on May 31, 2004 (or, if such date is not a trading day, on the first trading day following such date) (such day, the “Second Closing Date”), the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, at a price equal to the Per Share Market Value as of the Second Closing Date, a number of shares of Common Stock (rounded down to the nearest whole number) (the “Second Closing Shares”) determined by dividing (i) Ten Million Dollars ($10,000,000) by (ii) the Per Share Market Value as of the Second Closing Date. The “Per Share Market Value” shall mean, as of a Subsequent Closing Date (as defined in Section 2.1(a)), the average closing price for the Common Stock, as reported on the NASDAQ National Market, during the Pricing Period related to such Subsequent Closing Date. The “Pricing Period” with respect to each Subsequent Closing Date shall mean the twenty (20) trading day period ending on, and including, the second trading day before such Subsequent Closing Date.

(b)     Subject to the terms and conditions hereof, on May 31, 2005 (or, if such date is not a trading day, on the first trading day following such date) (such date, the “Third Closing Date”), the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, at a price equal to the Per Share Market Value as of the Third Closing Date, a number of shares of Common Stock (rounded down to the nearest whole number) (the “Third Closing Shares”) determined by dividing (i) Fifteen Million Dollars ($15,000,000) by (ii) the Per Share Market Value as of the Third Closing Date.

(c)     Subject to the terms and conditions hereof, on May 31, 2006 (or, if such date is not a trading day, on the first trading day following such date) (such date, the “Fourth Closing Date”), the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, at a price equal to the Per Share Market Value as of the Fourth Closing Date, a number of shares of Common Stock (rounded down to the nearest whole number) (the “Fourth Closing Shares” and, together with the First Closing Shares, the Second Closing Shares and the Third Closing Shares, the “Shares”) determined by dividing (i) Fifteen Million Dollars ($15,000,000) by (ii) the Per Share Market Value as of the Fourth Closing Date.

(d)     Notwithstanding any provision of this Agreement to the contrary, if on any Subsequent Closing Date the Company reasonably believes, after consultation with outside counsel, that the Company would, in the absence of a deferral described hereunder, be required to publicly disclose any corporate development or other information in order to cause the representation set forth in the penultimate sentence of Section 3.1(f)(i) or the last sentence of Section 3.1(o) to be accurate as of such Subsequent Closing Date, the public disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially material transaction or event involving the Company, or any negotiations, discussions or proposals relating thereto (the “Material Disclosure”), then the Company shall deliver a certificate in writing to Purchaser on or before the applicable Subsequent Closing Date (the “Deferral Notice”) to the effect of the foregoing, and such Subsequent Closing Date shall be deferred. The Company will use its commercially reasonable efforts to make such Material Disclosure as soon as practicable, and in any event within ten trading days of the date of the Deferral Notice. The Pricing Period for such applicable Subsequent Closing Date shall be deemed to be the twenty (20) trading day period following, and not including, the date on which the Company makes the Material Disclosure, and the applicable Subsequent Closing Date shall be the twenty-second (22nd) trading day following, and not including, the date on which the Company makes the Material Disclosure.

2.     CLOSINGS; CLOSING DELIVERIES

2.1     Closing.

(a)     Closing Dates.     The closing of the purchase and sale of the First Closing Shares as contemplated in this Agreement (the “First Closing”) and the delivery of documents contemplated to be delivered at the First Closing shall take place at 10:00 a.m. California time on the date on which all conditions to the obligations of the Parties to consummate the transactions hereunder regarding the First Closing Shares shall have been satisfied and/or waived, or such other place or later time as Purchaser and the Company shall agree (the date on which the First Closing occurs being referred to herein as the “First Closing Date”). Subject to the terms and assuming the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions hereunder regarding the Second Closing Shares, the Third Closing Shares and the Fourth Closing Shares, as the case may be, and to Section 1.3(d) hereof, the closings of the purchase and sale of the Second Closing Shares, the Third Closing Shares and the Fourth Closing Shares (collectively, the “Subsequent Closings”) shall be held at 10:00 a.m. California time on the Second Closing Date, the Third Closing Date and the Fourth Closing Date, respectively (the “Subsequent Closing Dates”), or at such other times or dates as the Company and Purchaser may agree in writing. The First Closing and each Subsequent Closing shall be referred to herein as a “Closing” and collectively as the “Closings.” The First Closing Date, the Second Closing Date, the Third Closing Date and the Fourth Closing Date shall each be referred to herein as a “Closing Date” and collectively as the “Closing Dates.”

(b)     Location of Closings.     Each Closing shall be held at the Company’s principal offices, 1120 Veterans Boulevard, South San Francisco, CA 94080 or at such other place as the Company and Purchaser may agree in writing.

2.2     Closing Deliveries.

(a)     Deliveries by the Company.     Subject to the terms and conditions of this Agreement, at each Closing the Company shall deliver to Purchaser:

(i)     a copy of correspondence from the Company to the Company’s stock transfer agent dated no later than the applicable Closing Date, which directs the Company’s transfer agent to prepare and deliver to Purchaser a stock certificate representing the Shares being purchased on such Closing Date as soon as practicable following such Closing, together with a copy of correspondence from the Company’s stock transfer agent acknowledging receipt of the Company’s order and providing appropriate assurances that a stock certificate representing the Shares being purchased on such Closing Date will be delivered to Purchaser as soon as practicable following such Closing Date;

(ii)     a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer, dated as of such Closing Date, to the effect that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;

(iii)     an opinion of Cooley Godward LLP, dated as of such Closing Date, in substantially the form attached hereto as Exhibit B (with such assumptions and conditions as are reasonably satisfactory to Purchaser); and

(iv)     an letter, duly executed by the Company’s General Counsel, dated as of such Closing Date, in substantially the form attached hereto as Exhibit C;

(v)     a properly executed FIRPTA affidavit, dated as of the relevant Closing Date, in form and substance to the effect that the shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Internal Revenue Code of

1986, as amended, for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3), and notice that the Company has complied with any notice requirement pursuant to Treasury Regulation Section 1.897-2(h)(2).

(b)     Delivery by the Company at First Closing.     At the First Closing, the Company shall also deliver a duly executed original Registration Rights Agreement.

(c)     Delivery by the Company at Second Closing.     At the Second Closing, the Company shall also deliver to Purchaser a certificate of the Company’s Secretary, dated as of the Second Closing Date, certifying as to the resolutions duly adopted by the necessary vote of the Company’s stockholders authorizing the issuance of the Second Closing Shares, the Third Closing Shares and the Fourth Closing Shares to Purchaser subject to and in accordance with the terms of this Agreement.

(d)     Deliveries by Purchaser.     Subject to the terms and conditions of this Agreement, at each Closing Purchaser shall deliver to the Company:

(i)     Payment of the aggregate purchase price for the Shares delivered to Purchaser at such Closing Date, as determined pursuant to Section 1.2 or Section 1.3 hereof (as applicable), by wire transfer in immediately available funds to the following account (or such other account as the Company may notify Purchaser in writing at least ten calendar days prior to such Closing Date):

Bank of America

1850 Gateway Boulevard

Concord, CA 94520

ABA # 121000358

For the account of Tularik Inc.

Account # 1233-1-61407

(ii)     a certificate executed by an executive officer of Purchaser, dated as of such Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(e)     Delivery by Purchaser at First Closing.     At the First Closing, Purchaser shall also deliver a duly executed original Registration Rights Agreement.

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1     Representations and Warranties.     Except as set forth in the Disclosure Schedule delivered by the Company to Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), and then to the extent the Company Disclosure Schedule specifically identifies each exception by specific subsection references (it being understood that any information disclosed therein shall be deemed to be disclosed and incorporated in any other section where such disclosure would be appropriate and reasonably apparent), the Company hereby represents and warrants the following as of the date hereof and as of each Closing Date:

(a)     Corporate Organization and Authority.     The Company:

(i)     is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing in the State of Delaware;

(ii)    has the corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;

(iii)    has corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein; and

(iv)    is qualified as a foreign corporation and in good standing in the State of California and in all other jurisdictions in which such qualification is required; provided, however, that the Company need not be qualified in a jurisdiction in which its failure to qualify would not have a Material Adverse Effect (as defined in Section 3.1(c)(ii)).

(b)    Authorization.    All necessary corporate action on the part of the Company for the execution and delivery of this Agreement has been taken and all necessary corporate action on the part of the Company for the issuance and delivery of the Shares being issued on each Closing Date shall have been taken prior to such Closing Date. This Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms.

(c)    No Conflicts; Required Filings.

(i)    The performance by the Company of this Agreement and the transactions contemplated herein do not violate, conflict with or constitute a default under, and will not result in any violation of, be in conflict with or constitute a default under, with or without the passage of time or the giving of notice of (1) any provision of the Company’s charter or bylaws as in effect on the relevant Closing Date; (2) any provision of any judgment, decree or order to which the Company is a party or by which it or any of its properties is bound; (3) any contract, obligation or commitment to which the Company is a party or by which it or any of its properties is bound, which violation or default would, individually or in the aggregate, have a Material Adverse Effect; or (4) any statute, rule or governmental regulation applicable to the Company, which violation or default would, individually or in the aggregate, have a Material Adverse Effect.

(ii)    The execution, delivery and performance by the Company of this Agreement and the transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, or filing with or without notification to, any governmental or regulatory authority, United States or foreign, except (1) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations thereunder, and any similar foreign antitrust law or regulation (“Antitrust Laws”); (2) for applicable requirements, if any, of the Securities and Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the “Exchange Act”), or securities laws of the various states of the United States (the “Blue Sky Laws”); and (3) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the transactions contemplated under this Agreement, (B) otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement and (C) individually or in the aggregate, result in any change, event, development, effect or condition that is or is reasonably likely to be materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company (each of the foregoing items in (A), (B) or (C) being referred to herein as “Material Adverse Effect”).

(d)    Capital Stock.

(i)    As of May 7, 2003 (the “Capitalization Date”), the authorized capital stock of the Company consisted of 145,000,000 shares of Common Stock, of which 55,487,979 shares were issued and outstanding, and 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares were issued or outstanding. As of the Capitalization Date, 5,960,130 shares of Common Stock were reserved for issuance under outstanding stock options pursuant to the Company’s stock option plans, 3,661,243 shares were reserved for future issuance in connection with the Company’s stock option plans, 1,246,547 shares were reserved for issuance in connection with the Company’s Employee Stock Purchase Plan, 92,705 shares were reserved for issuance in connection with the Company’s 401(K) Matching Plan and warrants to acquire 354,985 shares of Common Stock from the Company were issued and outstanding. All of the outstanding shares of the Company’s capital stock are validly issued, fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Except as set forth in the SEC Reports (as defined in Section 3.1(f)(i)), (1) the Company has not agreed to register the sale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”), and (2) there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatever under which the Company is or may be obligated to issue its Common Stock, preferred stock or warrants, options or other securities exercisable for the purchase of, or convertible into, Common Stock or preferred stock.

(ii)    The Company has reserved a sufficient number of shares of Common Stock for issuance to Purchaser in accordance with the Company’s obligations under this Agreement on each of the Closing Dates.

(iii)    Except as disclosed in the SEC Reports, there are no outstanding contractual obligations of the Company (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (4) requiring the registration for sale of, or (5) granting any preemptive or antidilutive right with respect to, any Common Stock or any capital stock of, or other equity interests of, the Company. Except as disclosed in the SEC Reports, there are no outstanding contractual obligations of the Company or any subsidiary of the Company to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of the Company or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned subsidiary of the Company.

(e)    Validity of Shares.    The Shares issued on each Closing Date, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, shall be duly and validly issued and outstanding, fully paid, nonassessable and free and clear of all security interests, pledges, mortgages, liens, taxes, proxies, charges, adverse claims of ownership or use, and restrictions, including preemptive rights, rights of first refusal and other similar rights, restrictions on the resale, use, voting, receipt of income or other exercise of any attributes of ownership and restrictions on transfer, defects of title or other encumbrance of any kind or character entitling any person to purchase or acquire an ownership interest in any of such Shares, other than restrictions on transfer set forth in this Agreement and under federal and state securities laws.

(f)    SEC Filings; Financial Statements.

(i)    The Company has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2000 (the

“SEC Reports”) and has heretofore made available to Purchaser, in the form filed with the SEC, its: (1) most recent Annual Report on Form 10-K; (2) each Quarterly Report on Form 10-Q filed with the SEC since the date of its most recent Annual Report on Form 10-K; (3) most recent proxy statement for the annual meeting of stockholders; (4) Registration Statements filed with the SEC since January 1, 2000; and (5) all Current Reports on Form 8-K filed with the SEC since the date of the Company’s most recent report on Form 10-Q. The Company has filed additional reports and documents with the SEC that may be accessed at www.sec.gov. The SEC Reports: (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be; and (B) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report has been updated, revised, supplemented or amended by a later-filed SEC Report, none of the SEC Reports contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no subsidiary of the Company is subject to the reporting requirements of the Exchange Act.

(ii)    Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports (collectively, the “Financial Statements”): (1) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (2) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that did not and will not, individually or in the aggregate, be material in amount); and (3) fairly present the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby. The books and records of the Company are being maintained in accordance with applicable material legal and accounting requirements. The auditors who have certified the financial statements of the Company contained in the SEC Reports are independent public accountants as required by the Securities Act and the rules and regulations thereunder. Except as disclosed in the SEC Reports and except for matters which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, the Company has no obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed.

(g)    Sarbanes-Oxley.    The Company has complied with the disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) described in the SEC Reports, and the conclusions regarding the effectiveness of the disclosure controls and procedures set forth in the SEC Reports are true and correct in all material respects. The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein, except as to knowledge, and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

(h)    Private Offering.    Subject to the accuracy of the Purchaser’s representations set forth in Section 4.1(c), Section 4.1(f) and Section 4.1(g), the offer, sale and issuance of the Shares in accordance with the terms of this Agreement is in compliance with all applicable laws, exempt from the registration requirements of Section 5 of the Securities Act and exempt from applicable state registration or qualification requirements, other than those with which the Company has complied or will comply.

(i)    Subsidiaries.    Except as disclosed in the SEC Reports or warrants to acquire minority interests in other entities (which acquisitions are not material to the Company’s business or operations), the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

(j)    Stockholder Approval.    The affirmative waiver or consent of (i) the holders of a majority of the Company’s outstanding Registrable Securities (as such term is defined in that certain Amended and Restated Registration Rights Agreement, dated as of August 15, 1999, by and among the Company, those individuals and entities set forth on the Schedule of Rights Holders attached thereto as Exhibit A and the holders of warrants to purchase the Company’s Series H Preferred Stock set forth on the Schedule of Warrantholders attached thereto as Exhibit B, and as further amended by that certain Notice, Waiver and Amendment of Registration Rights dated as of July 23, 2001) and (ii) the holders of a majority of the Company’s outstanding Registrable Securities (as such term is defined in that certain Investor Rights Agreement, dated as of October 31, 1997, by and among the Company and those individuals and entities set forth on the Schedule of Investors attached thereto as Exhibit A and those option holders set forth on the Schedule of Option Holders attached thereto as Exhibit B, and as further amended by that certain Notice, Waiver and Amendment of Registration Rights dated as of July 23, 2001) approving the execution and delivery of the Registration Rights Agreement and waiving all piggy-back registration rights with respect to any registration statement filed by the Company pursuant to the Registration Rights Agreement (the “Company Registration Right Holder Consent”) is the only vote or consent of the holders of any class or series of capital stock or other equity interests of the Company required prior to the First Closing. The affirmative vote or consent of the holders of a majority of shares of Common Stock present in person or represented by proxy at a meeting of the Company’s stockholders and entitled to vote, excluding Shares issued to Purchaser pursuant to this Agreement, pursuant to Rule 4350(i)(6) promulgated by the National Association of Securities Dealers, Inc. (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of capital stock or other equity interests of the Company necessary to approve this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby prior to the Second Closing. Except for the Company Registration Right Holder Consent and the Company Stockholder Approval, no vote or consent of the holders of any class or series of capital stock or other equity interests of the Company is necessary to approve this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(k)    Permits; Compliance With Law.    The Company is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all governmental entities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder) necessary for the Company to own, lease and operate its properties or other assets and to carry on its business in the manner described in the SEC Reports (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not in conflict with, or in default or violation of, (1) any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding or rule of common law applicable to the Company or by which any property or asset of the Company is bound or affected, including, but not limited to, rules and regulations promulgated by the FDA, laws, rules and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances and the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (each of the foregoing collectively referred to as “Law”) or (2) any Company Permits, except in the case of the foregoing (1) or (2) for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(l)    Intellectual Property.    The Company owns or possesses adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights (the “Proprietary Rights”) necessary to conduct its business as described in the SEC Reports, except where the failure to so own or possess such Proprietary Rights will not, singularly or in the aggregate, have a Material Adverse Effect. The Company takes reasonable security measures to provide adequate trade secret protection in its non-patented technology. Except as disclosed in the SEC Reports, the Company does not have any knowledge of any infringement by the Company of any Proprietary Rights of others which could result in a Material Adverse Effect, and, except as disclosed in the SEC Reports, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company regarding the infringement by the Company of the Proprietary Rights of others that, if successful, could reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Reports, the Company is not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor, has it entered into or is a party to any contract which restricts or impairs the use of any such Proprietary Rights in a manner which would have a Material Adverse Effect. The Company has complied, in all material respects, with its respective contractual obligations relating to the protection of the Proprietary Rights used pursuant to licenses, except as would not have a Material Adverse Effect. Except as disclosed in the SEC Reports, to the knowledge of the Company, no person is infringing on or violating the Proprietary Rights owned or used by the Company in a manner that could reasonably be expected to have a Material Adverse Effect.

(m)    NASDAQ Compliance.    The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the NASDAQ National Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ National Market.

(n)    Contracts.    Except as disclosed in the SEC Reports and except for matters which are not reasonably likely to have a Material Adverse Effect, the contracts listed as exhibits to the SEC Reports that are material to the Company are in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party to such contracts is in breach of or default under any of such contracts.

(o)    No Manipulation of Stock.    The Company has not taken and will not, in violation of applicable Law, take any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock. All information material to the Company’s assets, liabilities, business, financial condition or results of operations has been or will be made public prior to the beginning of each Pricing Period relating to the Subsequent Closings.

(p)    Taxes.    The Company has filed all federal, state and local income and franchise tax returns required to be filed and has paid all taxes due thereon, and no tax deficiency has been determined adversely to the Company which has had (nor does the Company have any knowledge of any tax deficiency which, if determined adversely to the Company would reasonably be expected to have) a Material Adverse Effect.

(q)    Transfer Taxes.    All stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to Purchaser hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

(r)    Investment Company.    The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

(s)    Litigation.    Except as disclosed in the SEC Reports, there is no legal action, suit, arbitration or other legal, administrative or governmental proceeding pending or, to the Company’s knowledge, threatened against the Company that could reasonably be expected to have a Material Adverse Effect.

(t)    Anti-takeover.    The board of directors of the Company has taken all necessary action to cause Section 203 of the Delaware General Corporate Law to be inapplicable to the Company (and has delivered written evidence satisfactory to Purchaser to this effect), and has taken all necessary action to cause any other applicable anti-takeover or similar statute or regulation or provision of the Company charter or bylaws, or other organizational or constitutive document or governing instruments of the Company, to be inapplicable to this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby without further action on the part of the board of directors of the Company.

(u)    Employees.    Except as disclosed in the SEC Reports, (i) the Company is not aware that any executive officer or key employee, or that any group of executive officers or key employees, intends to terminate their employment with the Company and (ii) the Company does not have any present intention to terminate the employment of any executive officer, key employee or group of key employees, in each case which terminations could reasonably be expected to have a Material Adverse Effect.

(v)    Disclosure.    None of the representations or warranties of the Company contained herein and the information contained in the Company Disclosure Schedule, when taken as a whole, contains any untrue statement of a fact or omits to state a fact required to be stated herein or therein necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, except for facts which are disclosed in the SEC Reports or are not reasonably likely to have a Material Adverse Effect.

(w)    Finder’s Fees.    The Company has retained no investment bankers, finders or brokers in connection with the transactions contemplated by this Agreement.

4.    REPRESENTATIONS AND WARRANTIES OF PURCHASER; RESTRICTIONS ON TRANSFER OF THE SHARES

4.1    Representations and Warranties.    Purchaser hereby represents and warrants to the Company the following:

(a)    Authorization.    All necessary corporate action on the part of Purchaser for the execution, delivery and performance of its obligations under this Agreement and for the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes a valid and legally binding obligation of the Purchaser enforceable in accordance with its terms.

(b)    Corporate Organization and Authority.    Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and any document contemplated to be delivered hereby.

(c)    Purchase Entirely for Own Account.    This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement Purchaser hereby confirms, that the Shares to be purchased by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares and Purchaser has not been formed for the specific purpose of acquiring the Shares.

(d)    Restricted Securities.    Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed in Section 4.1(c). Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company that are outside of Purchaser’s control.

(e)    Legends.    Purchaser understands that the Shares may bear one or all of the following legends:

(i)    “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(ii)    “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(f)    Accredited Investor.    Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g)    Investment Experience.    Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the investment in the Shares.

5.    COVENANTS OF THE COMPANY

The Company covenants and agrees with Purchaser that from and after the date hereof:

5.1    Consents.    The Company shall use its commercially reasonable efforts to procure, in a timely manner upon reasonable terms and conditions, all consents and approvals, complete all filings, registrations and certificates, and satisfy all other requirements prescribed by Law, which are necessary to consummate the transactions contemplated in this Agreement, including taking all actions reasonably necessary to effect any appropriate filings required under any applicable Antitrust Law as promptly as possible and taking all actions reasonably necessary to obtain the Company Registration Right Holder Consent prior to the First Closing Date and the Company Stockholder Approval prior to the Second Closing Date.

5.2    Cooperation.    The Company shall cooperate fully, completely and promptly with Purchaser in connection with satisfying all conditions to, and effecting the transactions contemplated by, this Agreement.

5.3    Commercially Reasonable Efforts.    The Company shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.1 and Section 7.3 to be satisfied on or prior to the First Closing Date and each Subsequent Closing Date.

5.4    Further Assurances.    The Company agrees to use its commercially reasonable efforts to take, or cause to be taken, any appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the sale and assignment of the Shares contemplated by this Agreement as promptly as practicable after the date hereof.

5.5    Operation of Business.    At all times prior to the First Closing, the Company agrees to maintain its existence in good standing under applicable Law. At all times prior to the earlier of the First Closing or June 30, 2003, the Company agrees to conduct its operations only in the ordinary and usual course of business consistent with past practice.

5.6    Operation of Business During Pricing Periods.    The Company agrees to (a), during each Pricing Period, maintain its existence in good standing under applicable Law, (b), during each Pricing Period, conduct its operations only in the ordinary and usual course of business consistent with past practice and (c), during each Pricing Period and for a period of three trading days prior to the commencement of each Pricing Period, not take any action or establish a record date for the taking of any action with respect to any stock split, stock dividend, combination of shares, recapitalization or other change in the structure of the Company which affects or relates to the Common Stock.

6.    COVENANTS OF PURCHASER

Purchaser covenants and agrees with the Company that from and after the date hereof:

6.1    Consents.    Purchaser shall use its commercially reasonable efforts to procure, in a timely manner upon reasonable terms and conditions, all consents and approvals, complete all filings, registrations and certificates, and satisfy all other requirements prescribed by Law, which are necessary to consummate the transactions contemplated in this Agreement, including taking all actions reasonably necessary to effect any appropriate filings required under any applicable Antitrust Law as promptly as possible.

6.2    Cooperation.    Purchaser shall cooperate fully, completely and promptly with the Company in connection with satisfying all conditions to, and effecting the transactions contemplated by, this Agreement.

6.3    Commercially Reasonable Efforts.    Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.2 and Section 7.3 to be satisfied on or prior to the First Closing Date and each Subsequent Closing Date.

6.4    Further Assurances.    Purchaser agrees to use its commercially reasonable efforts to take, or cause to be taken, any appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the sale and assignment of the Shares contemplated by this Agreement as promptly as practicable after the date hereof.

7.    CLOSING CONDITIONS

7.1    Conditions to Obligations of Purchaser at Each Closing.    At each Closing, the obligation of Purchaser to purchase the Shares to be acquired at such Closing shall be subject to the satisfaction or Purchaser’s waiver, on or prior to the relevant Closing Date, of each of the following conditions:

(a)    Each of the representations and warranties of the Company contained in this Agreement (i) that are qualified by materiality or by Material Adverse Effect shall be true and correct and (ii) that are not qualified by materiality or by Material Adverse Effect shall be true and correct in all material respects.

(b)    All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such Closing Date shall have been performed or complied with in all material respects at or prior to such Closing Date.

(c)    Purchaser shall have received each of the documents to be delivered to it pursuant to Section 2.2(a) and, if applicable, Section 2.2(b) and Section 2.2(c).

(d)    The Company shall have executed and delivered the Transaction Documents, such agreements shall be in full force and effect and, if there shall have been any event giving rise to a notice of termination for material breach under Section 11 of the Collaboration Agreement, any such breach shall have been cured during the applicable cure period set forth in the Collaboration Agreement (it being understood that such Closing Date shall be delayed until the expiration of any such cure period).

(e)    The Company shall have amended its Rights Agreement, dated as of December 11, 2002, by and between the Company and Wells Fargo Bank Minnesota, N.A. (the “Company Rights Agreement”) pursuant to an amendment substantially in the form attached hereto as Exhibit D, and such amendment shall be in full force and effect.

(f)    The Company Registration Right Holder Consent shall have been obtained prior the First Closing Date.

7.2    Conditions to Obligations of the Company at Each Closing.    At each Closing, the obligation of the Company to sell and issue the Shares to be sold and issued at such Closing shall be subject to the satisfaction or the Company’s waiver, on or prior to the relevant Closing Date, of each of the following conditions:

(a)    Each of the representations and warranties of the Purchaser contained in this Agreement (i) that are qualified by materiality shall be true and correct and (ii) that are not qualified by materiality shall be true and correct in all material respects.

(b)    All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to such Closing Date shall have been performed or complied with in all material respects at or prior to such Closing Date.

(c)    The Company shall have received each of the documents to be delivered to it pursuant to Section 2.2(d) and, if applicable, Section 2.2(e).

(d)    Purchaser shall have executed and delivered the Transaction Documents.

7.3    Conditions to Obligations of Each Party.    At each Closing, the obligation of Purchaser to purchase the Shares to be acquired at such Closing and the obligation of the Company to sell and issue the Shares to be sold and issued at such Closing shall be subject to the satisfaction or waiver, on or prior to the relevant Closing Date, of each of the following conditions:

(a)    All statutory requirements for the valid consummation by the Parties of the transactions contemplated in this Agreement to be consummated at such Closing shall have been fulfilled, and all consents, authorizations, permits, waivers and approvals (including of all U.S. federal, state and local and non-U.S. governmental agencies and authorities) required to be obtained in order to permit the consummation by Parties of the transactions contemplated by this Agreement to be consummated at such Closing shall have been obtained, including, but not limited to, that the required waiting period under Antitrust Laws applicable to the consummation of the transactions contemplated by the Transaction Documents shall have expired or been terminated.

(b)    No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Shares by Purchaser.

(c)    There shall be no temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transaction contemplated by this Agreement to be completed at the applicable Closing issued by any court that remains in effect.

(d)    The Company Stockholder Approval shall have been obtained; provided that receipt of the Company Stockholder Approval shall not be a condition to the transactions to be consummated at the First Closing.

8.     LOCKUP

Purchaser agrees that for a period of 12 months following the First Closing Date, Purchaser and its affiliated entities shall not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the First Closing Shares or grant any option or other rights to any person to acquire the First Closing Shares without the prior written consent of the Company; provided, however, that this Article 8 shall not apply to offers, sales, contracts to sell, pledges, grants of options to purchase or other dispositions by Purchaser or any of its affiliates to Purchaser or any of its affiliates; provided, further, that this Article 8 will terminate and be of no force and effect: (a) upon the termination of the Collaboration Agreement for material breach pursuant to Section 11 thereto; or (b) effective upon a Change in Control of the Company. A “Change in Control” of the Company shall be deemed to occur if (i) the Company sells, conveys or otherwise disposes of all or substantially all of its property or business, (ii) merges or consolidates with any other corporation or business entity (other than a wholly-owned subsidiary of the Company), (iii) the Company or any third party engages in or proposes to engage in any transaction or series of related transactions, the result of which is that stockholders of the Company immediately prior to such transaction, or the first of such series of transactions constituting the putative Change in Control event, do not, or would not, own at least 50% of the outstanding voting power of the Company immediately after such transaction, or the last of such series of transactions constituting the putative Change in Control event or (iv) effects any other transaction or series of transactions in which the members of the Board of Directors of the Company prior to the transaction or the first of such series of transactions constituting the putative Change in Control event do not constitute a majority of the members of the Board of Directors of the enterprise following completion of the transaction or the last of such series of transactions constituting the putative Change in Control event.

9.    TERMINATION

9.1    Termination.    This Agreement may be terminated:

(a)     at any time by the mutual written consent of the Company and Purchaser;

(b)     by the Company, on the one hand, or Purchaser, on the other hand, by written notice to the other Party, if the First Closing shall not have been consummated on or before November 21, 2003, unless the failure to consummate the First Closing on or prior to such date is the result of a default under this Agreement by the Party seeking to terminate the Agreement pursuant to the terms of this Section 9.1(b);

(c)     at any time by Purchaser upon written notice to the Company if (i) the Company fails to perform any of its covenants or agreements contained herein in any material respect and such breach shall not have been cured within twenty (20) business days of the delivery of written notice by Purchaser to the Company of such breach, or (ii) any of the conditions to Purchaser’s obligation to consummate the transactions provided for herein shall have become impossible to satisfy;

(d)     by the Company upon written notice to Purchaser if (i) Purchaser fails to perform any of its covenants or agreements contained herein in any material respect and such breach shall not have been cured within twenty (20) business days of the delivery of written notice by the Company to Purchaser of such breach, or (ii) any of the conditions to the Company’s obligation to consummate the transactions provided for herein shall have become impossible to satisfy; and

(e)     by Purchaser if (i) any proceeding seeking liquidation, reorganization or other relief with respect to the Company under any bankruptcy, insolvency or other similar Law now or hereafter in effect has not been dismissed within sixty (60) days after the commencement thereof, (ii) the Company is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or other similar Law now or hereafter in effect has been entered against the Company, (iii) the Company has filed a voluntary petition under any bankruptcy, insolvency or other similar Law or under the reorganization provisions of any such Law seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar Law now or hereafter in effect; (iv) the Company executes and delivers a general assignment for the benefit of creditors, (v) the Company seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Company or for all or any substantial part of the Company’s properties, (vi) the Company files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company in any proceeding of the nature described in clause (ii) above; (vii) the Company is unable to confirm in writing that it is, following a request by Purchaser upon 48 hours notice (or otherwise indicates that it is not), able to pay its debts as they mature, (viii) the appointment without the Company’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (ix) an appointment referred to in clause (viii) above is not vacated within ninety (90) days after the expiration of any such stay.

9.2     Effect of Termination.    In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Section 11.9, which shall continue in full force and effect) shall terminate without further liability or obligation of either Party to the other Party hereunder; provided that, no Party shall be released from liability accrued hereunder prior to the date of termination.

10.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

10.1     Survival.     Each of the parties’ representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closings for the full applicable statute of limitations.

10.2     Indemnity by the Company.     The Company shall indemnify and hold Purchaser and its affiliates and its and their officers, directors and agents (the “Purchaser Indemnitees”) harmless from and against, and shall pay to Purchaser the full amount of, any loss, claim, damage, liability or expense (including reasonable attorneys’ fees) (hereafter referred to as a “Claim”) resulting to a Purchaser Indemnitee from any inaccuracy in any representation or warranty as of each Closing Date or any material breach of any covenant or agreement, by the Company contained in this Agreement.

10.3    Indemnity by Purchaser.     Purchaser shall indemnify and hold the Company harmless from and against, and shall pay to the Company and its affiliates and its and their officers, directors and agents (the “Company Indemnitees”) the full amount of, any Claim resulting to a Company Indemnitee from any inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by Purchaser contained in this Agreement.

10.4     Remedies.     Upon the occurrence of any event for which the Company or Purchaser is entitled to indemnification under this Agreement, such party shall have all the rights and remedies in Law and in equity available to it.

11.     MISCELLANEOUS

11.1     Entire Agreement; Amendment.     This Agreement constitutes the entire Agreement between the Parties with respect to the within subject matter and supersedes all previous Agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both Parties.

11.2     Governing Law; Choice of Law.     This Agreement and the validity, performance, construction and effect of this Agreement shall be governed in all respects by the laws of the State of California, with the exception of its provisions governing the conflict of laws.

11.3     Jurisdiction.     Each of the Parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting within the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection herewith, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court. Each of the Parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 11.5 hereof. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

11.4     Assignment.     This Agreement may not be assigned by either Party without the prior written consent of the other, except that, (a) Purchaser may assign this Agreement to an “affiliate” (as such term is defined in Rule 501(b) of Regulation D promulgated under the Securities Act) of Purchaser and (b) the Company may assign this Agreement to a party that acquires all or substantially all of the Company’s business, whether by merger, sale of assets or otherwise. A merger, consolidation or other reorganization shall be deemed to constitute an assignment.

11.5     Notices.     Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified below or at such other address as the Party shall specify in writing. Such notice shall be in writing sent by: (i) certified mail, postage prepaid, return receipt requested; (ii) nationally recognized courier service; or (iii) facsimile. Notice shall be deemed given (a) if sent by certified mail, on the earlier of the date the return receipt is signed or on the third business day (fifth business day if sent internationally) after the notice is mailed; (b) if sent by nationally recognized courier service, on the day the notice is delivered according to the records of such courier service; or (c) if sent by facsimile, upon the date such notice is transmitted by facsimile, provided that such transmission is subsequently confirmed by a hard copy sent by nationally recognized courier service within twenty-four (24) hours of the transmission.

For Company:	Tularik Inc.
1120 Veterans Boulevard
South San Francisco, CA 94080
Facsimile: (650) 825-7303
Attention: Secretary

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
Facsimile: (650) 849-7400
Attention: Suzanne Sawochka Hooper

For Purchaser:	Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Facsimile: (805) 499-8011
Attention: Corporate Secretary

With a copy to:	Latham & Watkins
650 Town Center Drive
20th Floor
Costa Mesa, California 92626
Facsimile: (714) 755-8290
Attention: Charles K. Ruck

11.6    Waiver.    The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

11.7    No Third-Party Beneficiary.    This Agreement is for the benefit of, and may be enforced only by, the Company and Purchaser and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

11.8    Finder’s Fees.

(a) The Company hereby agrees to indemnify and to hold Purchaser and its affiliates and agents harmless from and against any costs, expenses or liability for any commission or compensation in the nature of a finder’s fee to any investment banker, finder, broker or other person or firm (including legal fees and other costs and expense of defending against such liability or asserted liability) resulting from or arising out of acts or alleged acts of the Company, its affiliates or its or their representatives.

(b) Purchaser (i) represents and warrants that, other than Merrill Lynch, Pierce, Fenner and Smith Incorporated, it has retained no investment bankers, finders or brokers in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and hold the Company harmless from and against any costs, expenses or liability for any commission or compensation in the nature of a finder’s fee to any investment banker, finder, broker or other person or firm (including legal fees and other costs and expense of defending against such liability or asserted liability) resulting from or arising out of acts or alleged acts of Purchaser, its affiliates or its or their representatives.

11.9    Expenses.    The Company and Purchaser shall each bear its respective expenses and legal fees incurred with respect to the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

11.10    Counterparts.    This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party hereto shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

11.11    Severability.    If any provision of this Agreement is declared invalid by a court of last resort or by any court from the decision of which an appeal is not taken within the time provided by Law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision, but this Agreement, in all other respects will remain in force; provided, however, that if the provision so invalidated is essential to this Agreement as a whole, then the Parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties.

11.12    Time of the Essence.    Time is of the essence for purposes of this Agreement.

11.13    Rules of Interpretation.    Within this Agreement (a) a reference to any individual, firm, trust, corporation, partnership, limited liability company, governmental entity or business organization includes such entity’s permitted successors and permitted assigns; (b) the words “include,” “includes” and “including” are not limiting; (c) references to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time and in effect at any given time; (d) the words “hereof,” “herein” and “hereunder” and words of similar import when used shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) the headings used in this Agreement have been inserted for convenience only, and they are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first written above.

COMPANY:		PURCHASER:

Tularik Inc.		Amgen Inc.

By:	/s/ WILLIAM J. RIEFLIN	By:	/S/ KEVIN SHARER

	William J. Rieflin		Kevin Sharer
	Executive Vice President, Administration		Chairman and Chief Executive Officer